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                                                                     EXHIBIT  34


FOR IMMEDIATE RELEASE
Contact: George Pasley
V. P. Communications
214-953-4510
Website: prnewswire.com/gix



               GLOBAL INDUSTRIAL TECHNOLOGIES REPORTS RESULTS OF
                       ANNUAL MEETING DIRECTOR ELECTION

DALLAS, TX (June 21, 1999) - Global Industrial Technologies, Inc. (NYSE: GIX) today reported that, based on the votes of Global shareholders as certified by the inspector of the election, Mr. Ronald LaBow has been elected a director of Global.

Rawles Fulgham, Chairman and Chief Executive Officer of Global, stated, "With the voting complete, Mr. LaBow will join a board of directors that is focused on enhancing shareholder value by both executing our strategic business plan and by pursuing and negotiating the possible sale of Global. We expect that Mr. LaBow will play a constructive role in these efforts, consistent with his fiduciary responsibility to Global shareholders."

Global is a major manufacturer of technologically advanced industrial products that support high-growth markets around the world. Products include modular cells for refining nonferrous metals; premium refractories for lining heat-containing industrial vessels such as steel furnaces; raw materials used to make refractory products; processing and recycling equipment.

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